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                                                              EXHIBIT (10)(viii)

                  [American Standard Companies Inc. letterhead]

                                                                November 2, 2001

Mr. James Schultz
One Centennial Avenue
Piscataway, NJ   08855

Dear Jim:

         This letter constitutes the entire agreement between American Standard Companies and you regarding the separation of your employment with the Company. Please read this letter carefully, then sign the copy of this Agreement and Release where indicated on the last page and return it to me by November 23, 2001.

1. Your employment as an officer of the Company and any of its affiliates of which you have been an officer will terminate on December 31, 2001 ("Termination Date").

2. Pursuant to the Company's Corporate Officer Severance Plan, commencing on January 1, 2002, you shall commence receiving Salary Continuation at your current base salary of $400,000 for a two-year period, terminating on December 31, 2003. You will also receive your Annual Incentive Plan Target award ($280,000) for 2001, 2002 and 2003. These amounts will be paid when they are normally distributed under the Annual Incentive Plan.

3. With respect to the Long-Term Incentive Plan, you (or in the event of your death, your Named Beneficiary under the Long-Term Plan) will be entitled to receive the values of your Long-Term Award Opportunities for the Long-Term Plan's 1999-2001 Performance Period at full participation in the amount of $520,000, its 2000-2002 Performance Period will be based upon two-thirds participation in the amount of $348,400, and its 2001-2003 Performance Period will be based upon one-third participation in the amount of $173,200. Such values will be paid when they are normally distributed under the Long-Term Incentive Plan.

4. Stock Options, which have been granted to you under the American Standard Companies Inc Stock Incentive Plan, which have vested by your employment termination date, must be exercised by you within ninety
         (90) days of such date. Failure to so exercise such options within this time period will result in their forfeiture.

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5.       Shares of American Standard stock earned under any incentive plans and currently held in trust will be distributed to you after your termination date.

6. Your benefits under the Company's Executive Supplemental Retirement Benefit Program (the "SERP") which will accrue through your termination date is fully vested. You must choose the distribution date of the SERP payment before your 55th birthday, in accordance with the Plan, in the form of a lump-sum payment calculated as specified in the SERP.
7. Your accounts in the Savings Plan of American Standard Inc. and Participating Subsidiary Companies and in the American-Standard Employee Stock Ownership Plan (the "ESOP") are fully vested and your rights and interests therein will be governed by their respective terms. Contributions to such accounts will cease as of your employment termination date.

8. Your medical, accident and life insurance benefits will be continued for two years following your termination date, under the same terms and conditions as though you were actively employed, unless you acquire at least equal alternative coverage.

9. Following the two-year period referred to in Item 9--(2)-- above, (a) you and your eligible dependent(s) will be covered under the retiree medical insurance program applicable to other salaried retirees, provided you make the applicable required contributions; (b) you will have Company-provided executive retiree life insurance coverage; and
         (c) you will be provided retiree life insurance of $50,000 which will be graduated down to a minimum level of $12,500.

10. Five weeks of unused vacation will be paid in a lump sum based on your current base salary upon termination.

11. If the Company, in its sole discretion, determines that any payment hereunder is subject to income tax withholdings, the Company will deduct from such payment, for remittance to the appropriate taxing authority, such withholding amount as the Company, in its sole discretion, determines to be appropriate.

12. The Company will reimburse you for all reasonable bills that you receive and submit for financial planning, tax return preparation and audit assistance covering years through 2003, in accordance with the same procedures for such reimbursement as are now in effect and applicable to executive officers of the Company, up to an annual maximum of $10,000. In addition, the Company will reimburse you for all legal services performed on your behalf in connection with the review of this Agreement up to a maximum of $5,000.

13. The Company shall reimburse you for relocation expenses of $75,000, less applicable taxes, to assist you in moving out of New Jersey.

14. The Company shall provide executive outplacement services mutually selected by you and the Company. The Company shall provide a reference letter as attached. All verbal references will be entirely consistent with this written reference.

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15.      RELEASE OF CLAIMS AGAINST AMERICAN STANDARD INC. In exchange for benefits provided herein to which you would not otherwise be entitled, you hereby waive, release and forever discharge American Standard Companies Inc., American Standard Inc., its subsidiaries, successors, predecessors and assigns, its employees, agents, directors, officers and stockholders, past and present, from any and all claims of any nature whatsoever you have arising out of or in any way related to your employment and termination of employment, known or unknown, including, but not limited to, any claims arising under the Federal Age Discrimination in Employment Act ("ADEA"), Americans with Disabilities Act ("ADA"), Title VII of the Federal Civil Rights Act, The Civil Rights Act of 1991, or any other Federal, State or Local Statutes or Common Law concerning employment and you agree to bring no action, suit or other proceedings in connection hereunder. The Company hereby waives, releases and forever discharges you from any and all claims of any nature whatsoever its has arising out of or in any way related to your employment, which arise prior to the executive of this Agreement. This section and the release hereunder shall not apply to claims arising under ADEA after your execution of this Agreement. Except as may be expressly varied herein, any rights to benefits under American Standard sponsored benefit plans are governed exclusively by the written Plan documents.

16. For a period of twenty-four months after your Termination Date, you shall not directly or indirectly, engage in or have any ownership interest in or financial participation in, or be employed by, or offer services to, the same or similar business as the Company or which competes in any way with the business conducted by the Company, or become involved, affiliated or provide assistance with any business or person engaged in the same or similar business as the Company or which competes in any way with the business conducted by the Company as an Executive, shareholder, director, officer, agent, partner, member, investor, employee, consultant, independent contractor, joint venturer, or otherwise. You further agree that you will advise any prospective employer of this covenant.

17. You agree that for a period of twenty-four months after your employment termination you shall not, directly or indirectly, solicit any employee of the Company or its affiliates to terminate his or her employment. The provisions of paragraphs 16, 17, 18 and 19 would not be enforceable in the event that the Company substantially and materially breaches any of its obligations contained in this Agreement or becomes bankrupt.

18.      CONFIDENTIALITY:  NON-ADMISSION
         You agree not to disclose or cause any other person to disclose to third parties, including employees of American Standard Inc., the terms of this Agreement and Release, provided that you have the right to disclose the terms of this Agreement and Release to your spouse, your attorney, your financial advisor, and in response to a governmental inquiry, including a governmental tax audit or a judicial subpoena. You understand that your breach of this confidentiality provision shall excuse American Standard Inc. from performing further under this Agreement and Release, and American Standard Inc shall be entitled to repayment of the

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         value of the benefits granted to you as consideration under the terms of this Agreement upon demand. You agree that neither this Agreement and Release nor any version of this Agreement and Release shall be admissible in any forum as evidence against American Standard Inc. or you except in a proceeding to enforce this Agreement and Release and that this Agreement and Release does not constitute an admission of wrongdoing by American Standard Inc.

         You shall not disclose to any other employer or person any trade secrets or any proprietary, confidential or privileged information or materials pertaining to the Company or its affiliates, including (without limitation) any information concerning the management, business operations, financial conditions, capital and credit arrangements or any projections, forecasts or plans with respect to any of the foregoing.

         In accordance with normal ethical and professional standards, you will refrain from taking actions or making statements, written or oral, which disparage or defame the good will or reputation of the Company, its directors, officers, executives and employees of which could adversely affect the morale of other employees.

         In accordance with normal ethical and professional standards, the Company's Officers and Directors will refrain from taking actions or making statements, written or oral, which disparage or defame your reputation.

19. a) You agree that you will personally provide reasonable assistance and cooperation to the Company in activities related to the prosecution or defense of any pending or future lawsuits or claims involving the Company. The Company agrees to pay all reasonable expenses and other costs related to such assistance and cooperation.

         b) You will promptly notify the Company if you receive any requests from anyone other than an employee or agent of the Company for information regarding the Company or if you become aware of any potential claim or proposed litigation against the Company.

         c) You will refrain from providing any information related to any claim or potential litigation against the Company to any non-Company representative without either the Company's written permission or being required to provide information pursuant to legal process.

         d) If required by law to provide sworn testimony regarding any Company-related matter, you will consult with and have Company-designated legal counsel present for such testimony.

         e) The Company will be responsible for the costs of such designated counsel and you will bear no cost for same.

         f) You will confine your testimony to items about which you have knowledge rather than speculation, unless otherwise directed by legal process.

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         g) You will cooperate with the Company's attorneys to assist their efforts, especially on matters you have been privy to, holding all privileged attorney-client matters in strictest confidence.

         Nothing in sentences c-g of the above paragraph is intended to apply to governmental or judicial investigations; provided, however, the Company will reimburse you for legal expenses if you are compelled to appear in a government or judicial investigation.

20.      SEVERABILITY; ENTIRE AGREEMENT; NO ORAL MODIFICATION; NO WAIVERS
         Should any of the provisions of this Agreement and Release be determined to be invalid by a court of competent jurisdiction, the parties agree that this shall not affect the enforceability of the other provisions in good faith to effectuate its or their purpose and to confirm the provision or provisions to law. The American Standard Inc. and Subsidiaries Agreement Concerning Inventions and Proprietary Information, is incorporated by reference as if set forth fully herein and as such, you continue to be bound by all of its provisions. This Agreement and Release constitutes a single integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. This Agreement and Release, and all provisions contained in it, shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns. This Agreement and Release may be amended or modified only by an agreement in writing signed by you and the Company and no amendments or modifications are contemplated at this time. The failure by the Company to declare a breach or otherwise to assert its rights under this Agreement and Release or the Plan shall not be construed as a waiver of any right the Company has under this Agreement and Release or under the Plan.

21.      ACKNOWLEDGEMENTS AND CERTIFICATIONS
         You acknowledge and certify that you:

         a. have read and understand all of the terms of this Agreement and Release and do not rely on any representation or statement, written or oral, not set forth in the Agreement and Release.

         b. have had a reasonable period of time to consider this Agreement and Release;

         c.   are signing this Agreement and Release knowingly and voluntarily;

         d. have been advised to consult with an attorney before signing this Agreement and Release;

         e. have the right to consider the terms of this Agreement and Release for 21 days and if you take fewer than 21 days to review this Agreement and

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              Release, you hereby waive any and all rights to the balance of the
              21 day review period; and

         f. have the right to revoke this Agreement and Release within seven consecutive calendar days after signing and dating it, by providing written notice of revocation to J. Paul McGrath, Senior Vice President, General Counsel and Secretary, American Standard Companies Inc. If you revoke this Agreement and Release during this seven-day period, it becomes null and void in its entirety. If you do not revoke this Agreement and Release, after such seven days, it becomes final.

22. If the Company reasonably, non-discriminatorily, non-capriciously and non-arbitrarily, determines that you have materially violated any of your obligations under this Agreement and Release, then the Company will notify you in writing of this violation and the Company may, at its option, terminate the Salary and Benefit Continuation and any other benefits hereunder to which you were not otherwise entitled. The Company may demand the return of all payments already made and you hereby agree to return such payments upon such demand. If you fail to do so, the Company has the right to recover costs and attorney's fees associated with such recovery. Prior to doing so, however, the parties must discuss and attempt to reach an agreement, including granting you a period of 30 days to cure an alleged violation.

23. Your obligations and the obligations of the Company as set forth in this Agreement will survive indefinitely.

Understood and Agreed:                                          Sincerely,



By: /s/ James Schultz                  /s/Lawrence Costello
    -------------------------------    -------------------------------
    James Schultz                      Lawrence Costello
                                       Senior Vice President, Human
                                       Resources

Dated:  November 29, 2001